                                                              Rule No. 424(b)(5)
                                                      Registration No. 333-17111












          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 28, 1998.

                                9,504,220 Shares

                          HOLLINGER INTERNATIONAL INC.

                              Class A Common Stock


         This prospectus supplement relates to the offer and sale by certain holders of our Class A Common Stock listed on page S-2, that we will refer to as the "Selling Stockholders", of up to 9,504,220 shares of our Class A Common Stock. See "Plan of Distribution." We will not receive any part of the proceeds from any sale of the shares offered by this prospectus supplement, except as described under "Use of Proceeds" below.

         Shares of our Class A Common Stock are traded on the New York Stock Exchange under the symbol "HLR". On December 6, 2002, the last reported sale price of the Class A Common Stock on the New York Stock Exchange was $10.36 per share. You should read this prospectus supplement and the included prospectus carefully before you invest.

        Investing in our Class A Common Stock involves risks. See "Risk
            Factors" beginning on page 2 of the included prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is December 9, 2002.

         You should rely only on the information contained in this prospectus supplement and the included prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                              Selling Stockholders

         The Selling Stockholders are Toronto Dominion (New York), Inc. and Canadian Imperial Bank of Commerce and their successors and assigns. Persons to whom Selling Stockholders transfer shares covered by this prospectus supplement and persons that acquire interests in the forward share purchase transactions discussed below may also be Selling Stockholders under this prospectus supplement.

         The Company is a party to separate forward share purchase transactions with each of the Selling Stockholders relating to our Class A Common Stock. The Company and each Selling Stockholder have privately negotiated the terms of the applicable forward share purchase transaction. Each forward share purchase transaction relates to a specified number of shares of Class A Common Stock and requires the Company to either physically settle the forward share purchase transaction by purchasing such number of shares at a future date at a previously negotiated price or cash settle the forward share purchase transaction. In the case of cash settlement, if the market value of the Class A Common Stock at the maturity of that forward share purchase transaction is above the previously negotiated price, the Company has the right to receive a cash payment from each Selling Stockholder equal to the product of the price differential between the then current market price of the Class A Common Stock and the previously negotiated price times the number of shares subject to the forward share purchase transaction. If, on the other hand, the market value of the Class A Common Stock at the maturity of that forward share purchase transaction is below the previously negotiated price, the Company will be required to make a cash payment to each Selling Stockholder equal to the product of the price differential between the current market value of the Class A Common Stock and the previously negotiated price multiplied by the number of shares subject to the forward share purchase transaction. In addition, under the terms of the forward share purchase transaction with Toronto Dominion (New York), Inc., in lieu of making any required cash payment, the Selling Stockholder or the Company, as the case may be, may deliver additional shares of Class A Common Stock equal in value to the product of the price differential between the current market value of the Class A Common Stock and the previously negotiated price multiplied by the number of shares subject to the forward share purchase transaction.

         To secure its obligations to the Selling Stockholders under the forward share purchase transactions, the Company has pledged to or delivered into escrow for the benefit of each Selling Stockholder 2,350,573 shares of Class A Common Stock and $3,000,000. The terms of those arrangements permit each Selling Stockholder to sell those shares in the event the Company does not satisfy its obligations to the Selling Stockholder under the applicable forward share purchase transaction, and in certain cases, permit each Selling Stockholder to sell those shares and keep the proceeds of that sale, less any commission paid in connection with that sale, as collateral to secure the obligations of the Company under the applicable forward share purchase transaction.

         In connection with the forward share purchase transactions, the Selling Stockholders acquired shares of Class A Common Stock that are "restricted securities," as that term is defined in Rule 144(a)(3) under the Securities Act of 1933. Shares of Class A Common Stock that are restricted securities may not be transferred unless they are registered under the Securities Act of 1933 or an exemption from registration is available. In connection with the forward share purchase transactions, the Company entered into separate registration rights agreements with the Selling Stockholders. The Company has agreed in the registration rights agreements to register the resale from time to time by the Selling Stockholders of shares of Class A Common Stock which the Selling Stockholders acquired in connection with the forward share purchase transactions. The Company has agreed to keep the registration statement related to this prospectus supplement continuously effective under the Securities Act of 1933 until the Selling Stockholders have disposed of all shares of Class A Common Stock held by the Selling Stockholders which were acquired in connection with the forward share purchase transactions.

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities that may arise in connection with any offer and sale of the shares of Class A Common Stock by them using this prospectus supplement, including liabilities under the Securities Act of 1933, and to contribute to payments that the Selling Stockholders may be required to make that arise out of that offer and sale.

         The following table sets out the number of shares owned by each Selling Stockholder at November 26, 2002, and the maximum number of those shares to be offered by this prospectus supplement.

                                                               Maximum Number of
                                                               Shares of Class A
                                    Shares of Class A             Common Stock
Name of Selling Stockholder        Common Stock Owned            to be Offered
---------------------------        ------------------          -----------------
Toronto Dominion (New York), Inc.         4,752,110*               4,752,110
Canadian Imperial Bank of Commerce        4,752,110**              4,752,110

* Includes shares deposited by the Company with an escrow agent for the benefit of the Selling Stockholder in connection with the forward share purchase transaction.

** Includes shares owned by the Company and pledged to the Selling Stockholder to secure the Company's obligations under the forward share purchase transaction.


         Neither the Company nor any of its affiliates has had any material relationship with any Selling Stockholder within the past three years, other than (1) the Company and the Selling Stockholders have entered into the forward share purchase transactions described in this prospectus supplement which currently have a combined notional value of $26,666,666; (2) the Selling Stockholders, separately and/or as members of a lending syndicate, are providing and have provided to the Company, its parent Hollinger Inc. and certain of their respective affiliates and the Ravelston Corporation Limited (the parent of Hollinger Inc.) credit facilities, various types of loans, and trading lines, under which the Company and its affiliates currently owe Cdn. $110,370,000 in the aggregate to the Selling Stockholders; (3) the Selling Stockholders or their affiliates and the Company or its affiliates have entered into interest rate swaps and foreign exchange swaps, and currently, an interest rate swap between an affiliate of the Company and an affiliate of Toronto Dominion (New York), Inc., is in effect with respect to an aggregate notional value of Cdn. $12,500,000; and (4) Lord Black of Crossharbour, PC(C), OC, KCSG, who is the Chairman of the Board and Chief Executive Officer of the Company, is also a member of the board of directors of Canadian Imperial Bank of Commerce.

         The Company has agreed to bear all costs and expenses of registering the shares covered by this prospectus supplement under the Securities Act of 1933 and state securities laws, including registration and filing fees, legal and accounting fees and expenses, costs relating to the printing and distribution of this prospectus supplement and the related prospectus, listing fees, transfer taxes, fees of transfer agents and registrars and costs of insurance. The Selling

Stockholders will be responsible for any selling commissions applicable to the sale of shares, except the Company has agreed to pay (1) all commissions in connection with sales of shares pledged or deposited in escrow to secure its obligations, which will be limited to $.05 per share if those sales are effected through the Selling Stockholder or an affiliate of the Selling Stockholder and
(2) $.05 per share for each share sold which is not described in clause (1) and sold by the Selling Stockholder.

                                 Use of Proceeds

         The Company will not receive any proceeds in connection with the sale of shares of Class A Common Stock by the Selling Stockholders, except that if the Selling Stockholders sell shares of Class A Common Stock which are pledged or held in escrow for the benefit of the Selling Stockholders and the proceeds of any such sales are not used to satisfy any obligations of the Company to the Selling Stockholders under the forward share purchase transactions and are subsequently remitted to the Company, the Company would receive proceeds and would use any those amounts for general corporate purposes, including working capital.

                              Plan of Distribution

         Any distribution of the shares of Class A Common Stock covered by this prospectus supplement by the Selling Stockholders may be effected from time to time in one or more of the following transactions:

         o through brokers, acting as agent in transactions (which may involve block transactions), in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices;

         o to dealers or underwriters who acquire shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (and any public offering price and any discount or concessions allowed or reallowed or paid to other dealers may be changed from time to time);

         o directly or through brokers or agents in private sales at negotiated prices;

         o        through the settlement of short sales;

         o through stock loans or to lenders in cases where the shares are pledged as collateral to secure loans, credit or other financing arrangements and in connection with any subsequent foreclosure, if any, under those arrangements; or

         o        by any other legally available means.


         Also, offers to purchase shares covered by this prospectus supplement may be solicited by agents designated by the Selling Stockholders from time to time. Dealers, underwriters or agents participating in an offering made pursuant to this prospectus supplement and the related registration statement may receive underwriting discounts or commissions under the Securities Act of 1933 and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in those transactions may receive brokerage or agent's commissions or fees.

         In connection with sales of the shares of Class A Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Common Stock in the course of hedging positions they assume.

         The Company has been advised by each Selling Stockholder that it has not, as of the date of this prospectus supplement, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of its shares covered by this prospectus supplement.

         The Selling Stockholders may also sell all or a portion of the shares covered by this prospectus supplement pursuant to Rule 144 under the Securities Act of 1933, to the extent that those sales may be made in compliance with that Rule.

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of any of the shares covered by this prospectus supplement may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of shares covered by this prospectus supplement purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         There can be no assurance that the Selling Stockholders will sell any or all of the shares of Class A Common Stock offered by this prospectus supplement.

         In connection with a sale of shares covered by this prospectus supplement, the following information will, to the extent then required, be provided in a prospectus supplement relating to that sale:

         o        the purchase price,

         o        the public offering price,

         o        the name of any underwriter, agent or broker-dealer, and

         o any commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale.

                           Forward-Looking Statements

         Certain statements made in this prospectus supplement and contained or incorporated by reference in the prospectus to which it relates, including the documents incorporated by reference, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or similar words or phrases. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including, without limitation, the risks set out under the heading "Risk Factors" and the risks incorporated by reference in the included prospectus. Additional risks and uncertainties are detailed from time to time in reports we file with the Securities and Exchange Commission, including in our Forms 10-K and 10-Q. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

PROSPECTUS

                          HOLLINGER INTERNATIONAL INC.
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                              CLASS A COMMON STOCK
                           ---------------------------

     This Prospectus relates to the offering of securities described herein of Hollinger International Inc. ("the Company"). The Company may offer from time to time (i) debt securities ("Debt Securities"), which may be any of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other secured or unsecured evidences of indebtedness, (ii) convertible securities ("Convertible Securities"), which are exchangeable or convertible into shares of preferred stock, par value $.01 per share of International ("Preferred Stock") or Class A Common Stock, par value $.01 per share of International ("Class A Common Stock") or other securities of International or its affiliates, (iii) shares of Preferred Stock, and (iv) shares of Class A Common Stock. This Prospectus also relates to the offer and sale of shares of Class A Common Stock that may be offered and sold by certain selling shareholders from time to time as described under "Plan of Distribution". The Debt Securities, the Convertible Securities, the Preferred Stock and the Class A Common Stock are collectively referred to as the "Securities" and will have an aggregate offering price of up to $800.0 million. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related term sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about the material United States Federal income tax considerations relating to the particular Securities offered hereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement and, where applicable, will contain information with respect to any selling shareholders and their relationships with the Company.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

     The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the issuer or any selling shareholder or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds or to the issuer or any selling shareholder from such sale also will be set forth in a Prospectus Supplement.

                           ---------------------------

               The date of this Prospectus is September 28, 1998.

                           ---------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           ---------------------------

                                   THE COMPANY

Overview

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the paid daily newspapers which the Company owns or has an interest are the Chicago Sun-Times, The Daily Telegraph, the Ottawa Citizen and The Jerusalem Post. In addition, the Company owns or has an interest in over two hundred other daily and non-daily newspapers as well as magazines and other publications principally in small and medium sized communities in the United States. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions.

     The Company was incorporated in the State of Delaware on December 28, 1990 and is the successor to a business that was formed through acquisitions in 1986. Its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299.


                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully the following factors, in addition to the other information and financial data included or incorporated by reference in this Prospectus or any Prospectus Supplement.

International Holding Company Structure

     The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Common Stock, its Preferred Stock or its Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Publishing and its principal United States and foreign subsidiaries, are subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. See "Restrictions in Debt Agreements" below. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's and Hollinger Inc.'s combined interests in Southam are pledged to lenders of the Company and Hollinger Inc. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

Risks in Growth Strategy

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms. See "Restrictions in Debt Agreements," "Other Restrictive Arrangements" and "Substantial Leverage" below.

Substantial Leverage; Restrictions in Debt Agreements

     The Company and its subsidiaries have substantial leverage and have substantial debt service obligations, as well as obligations under the PRIDES, which each represent one-half share of Series B Convertible Preferred Stock, par value $.01 per share of the Company, ("Series B Convertible Preferred Stock"), the Series C Convertible Preferred Stock, par value $.01 per share of the Company ("Series C Convertible Preferred Stock"), the Series D Convertible Preferred Stock, par value $.01 per share of the Company ("Series D Convertible Preferred Stock"), and the redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal subsidiaries contain various covenants, events of default and other provisions that could limit the flexibility of the Company. Such provisions include requirements to maintain compliance with certain financial ratios, limitations on the ability of the Company and certain of its subsidiaries to make acquisitions or investments without the consent of the lenders and limitations on the ability of the Company's principal subsidiaries to incur indebtedness, make dividend and other payments to the Company and take certain other actions. In addition, such indebtedness is secured by, among other things, pledges of the stock of the Company's principal subsidiaries.

     The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be limited;
(ii) the funds available to the Company for its operations and for dividends on its Common Stock, its Preferred Stock and its PRIDES may be reduced as a result of the use of an increased portion of available cash flow to pay debt service;
(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     The amount available for the payment of dividends by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends to the Company. The material effects of such limitations as in effect at the time of any offering of securities hereunder will be described further in any Prospectus Supplement relating thereto.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. See "Control by Hollinger Inc. and Disproportionate Voting Rights" below.

Newspaper Industry Competition

     Revenues in the newspaper industry are dependant primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenues comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in the Company's markets. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets. Some of the Company's competitors are larger and have greater financial resources than the Company. For example, in the Chicago metropolitan area, the Chicago Sun-Times competes with a large established metropolitan daily and Sunday newspaper that is the fifth largest metropolitan daily and Sunday newspaper in the United States. Such competition is often intense. In the United Kingdom, The Daily Telegraph competes with other national newspapers, principally The Times, which over the past several years has from time to time substantially reduced its cover price in an effort to increase its circulation. The Daily Telegraph has met this competition and has from time to time engaged in its own price reduction or promotional initiatives. These competitive activities can and have from time to time had an adverse effect on revenues and operating costs.

Cyclicality of Revenues

     Advertising and, to a lesser extent, circulation revenues of the Company, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions. The Company believes, however, that the geographic diversity of its global operations may mitigate, to some degree, the effects of an economic downturn in any particular market served by the Company.

Newsprint Costs

     Newsprint represents the single largest raw material expense of the Company's newspapers throughout the world and is one of its most significant operating costs. Newsprint costs are cyclical and vary widely period to period. Although the Company has from time to time implemented measures in an attempt to offset a rise in newsprint prices, such as reducing page width and managing its return policy, price increases, when they occur, have had an adverse effect on the Company's results of operations. The Company has no effective ability to use long term fixed price newsprint supply contracts to hedge its exposure to price fluctuations.

Foreign Operations and Currency Exchange Rates

     Operations outside of the United States account for a substantial portion of the Company's operating revenues and operating income. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss and a negative impact on earnings with respect to its investments and on dividends from its foreign subsidiaries, solely as a result of currency exchange rate fluctuations.

Control by Hollinger Inc.

     The Company has outstanding two classes of common stock, Class A Common Stock and Class B Common Stock, par value $.01 per shares (the "Class B Common Shares" and collectively the "Common Stock"). Hollinger Inc. owns more than a majority of the combined equity and voting power represented by the outstanding Common Stock of the Company. As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     The Class A Common Stock held by Hollinger Inc. is pledged to certain lenders of Hollinger Inc. In addition, the stock of certain subsidiaries of the Company have been pledged to secure borrowings by the Company's subsidiaries. A default by any of such borrowers under their outstanding debt instruments would entitle the lenders thereunder to foreclosure on shares of Class A Common Stock or Subsidiary Stock pledged to such lenders. Any such foreclose sale could result in (i) a change in control of the Company or one or more of its principal subsidiaries, (ii) a default under or acceleration of other debts instruments, or both.

Dividend Policy

     The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock, the PRIDES and any other series of preferred stock will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, and, in the case of the Common Stock, the PRIDES and the Series C Convertible Preferred Stock, any stock ranking senior to the Common Stock, the PRIDES or the Series C Convertible Preferred Stock with respect to dividend rights, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

Potential Conflicts of Interest

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arm's-length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances. Hollinger Inc., with the consent of the Company, assigned its rights and obligations under the Business Opportunities Agreement to a wholly owned Subsidiary on September 22, 1997. Hollinger Inc., with the consent of the Company, assigned its rights and obligations under the Business Opportunity Agreement to a wholly owned subsidiary on September 22, 1997.


                                 USE OF PROCEEDS

     Except as otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, possible future acquisitions and the repayment or reduction of indebtedness.

     The Company will not receive any proceeds from the sale of Class A Common Stock by the selling shareholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                                     Six Months
                                                                       Ended
                                           Year Ended December 31,    June 30,
                                       ----------------------------  ----------
                                       1993  1994  1995  1996  1997  1997  1998
                                       ----  ----  ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges...  3.34x 2.26x 1.38x 1.47x 2.27x 2.33x 2.87x

Ratio of Earnings to Fixed Charges
  and Preferred Dividends............  2.79x 1.92x 1.14x 1.20x 1.85x 1.86x 2.26x

     For purposes of the above ratios, "earnings" means the sum of earnings before taxes and minority interest (excluding undistributed earnings of affiliates) and, in the case of the ratio of earnings to combine fixed charges and preferred stock dividends, preferred stock dividends, fixed charges, "fixed charges" means interest expense, amortization of deferred financing charges and preferred stock dividends of subsidiaries.


                       DESCRIPTION OF THE DEBT SECURITIES

     The following is a description of certain general provisions of the Debt Securities to be offered pursuant to this Prospectus. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture, to be entered into between the Company and a trustee qualified under the Trust Indenture Act of 1939 (the "Trustee").

     The following summary of certain provisions to be included the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the final Indenture, including the definitions therein of certain terms. Whenever particular provisions of or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to the Indenture.

General

     The Debt Securities will be senior, unsecured obligations of International.

     The Debt Securities of any series will be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, will be represented in whole or in part by a Global Security or Securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of the Depositary's nominee. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security."

     The Indenture will not limit the amount of Debt Securities or of any particular series of Offered Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms or additional provisions of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of Offered Debt Securities; (iii) the Person to whom any interest on an Offered Debt Security will be payable, if other than the Person in whose name the Offered Debt Security is registered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (vi) the date or dates from which such interest, if any, on the Offered Debt Securities will accrue or the method of determination of such date or dates, the dates on which such interest, if any, will be payable, and the regular record dates for such interest payment dates, if any; (vii) the place or places where the principal of and any premium and interest on the Offered Debt Securities will be payable; (viii) the price or prices at which the Offered Debt Securities will be issued; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of

International; (x) the obligation, if any, of International to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder, and the periods within which, the price or prices at which, and the terms and conditions upon which, such Offered Debt Securities will be so redeemed or purchased; (xi) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions); (xii) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will occur; (xiii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (xiv) if other than U.S. dollars, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities will be payable and the manner of determining the equivalent thereof in U.S. dollars for purposes of the definition of "Outstanding" in the Indenture; (xv) if the amount of payments of principal of or any premium or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined;
(xvi) if the principal of or any premium or interest on the Offered Debt Securities will be payable, at the election of International or a Holder thereof, in one or more currencies or currency units other than that in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which those payments will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xvii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (xviii) any deletions from, modifications of or additions to the Events of Default or covenants of International with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xix) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xx) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated or Senior Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated or Senior Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions; and (b) the subordination terms of the Subordinated or Senior Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of International to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     The operations of International are conducted through subsidiaries. Accordingly, the cash flow and the consequent ability to service debt of International, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to International whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to International by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of International to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claim of that subsidiary's creditors (including trade creditors), except to the extent that International is itself recognized as a creditor of such subsidiary, in which case the claims of International would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by International.

     Unless otherwise provided and except with respect to Book-Entry Securities, principal of and premium, if any, and interest, if any, on Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to, or by wire transfer to, the Holders entitled thereto. (Sections 301 and 305)

     For a description of payments of principal of, and premium, if any, and interest on, and transfer of Book-Entry Securities, and exchange of Global Securities representing Book-Entry Securities, see "Book-Entry Securities."

     Unless otherwise indicated in the Prospectus Supplement relating thereto and except with respect to Book-Entry Securities, Debt Securities will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Debt Securities, but International may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any Debt
Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 101)

     Events of Default

     An Event of Default with respect to the Debt Securities of any series will be defined in the Indenture as: (a) default in payment of interest on any Debt Security of that series, which continues for 30 days; (b) default in payment of principal of or premium, if any, on any Debt Security of that series at maturity; (c) default in the deposit of any sinking fund payment when due in respect of that series; (d) default in the performance or breach of any other covenant of International in the Indenture (other than a default in the performance or breach of a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which continues for 60 days after due notice (as described in the Indenture) by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; (e) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by International (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary in an aggregate principal amount of at least $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by International (including the Indenture) or any Subsidiary in an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or hereafter is created, which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or such indebtedness having been discharged, within a period of 30 days after there shall have been given, by registered or certified mail to International by the Trustee, or to International and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, a written notice specifying such default and requiring International to cause such acceleration to be rescinded or annulled or such indebtedness to be discharged and stating that such notice is a Notice of Default under the Indenture; provided, however, that, subject to the provisions of Sections 601 and 602 of the Indenture, the Trustee will not be deemed to have knowledge of such default unless either (i) a responsible officer of the Trustee has actual knowledge of such default or (ii) the Trustee has received written notice of such default from International, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument; (f) certain events of bankruptcy, insolvency or reorganization of International; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     The Indenture will provide that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of (and all accrued and unpaid interest on) all Debt Securities of that series to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

     The Indenture will provide that if a default occurs under the Indenture with respect to Debt Securities of any series at the time Outstanding, the Trustee will give the Holders of the Outstanding Debt Securities of that series notice of such default as and to the extent provided by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); provided, however, that such notice will not be given with respect to Outstanding Debt Securities of any series until at least 30 days after the occurrence of that default if that default is in the performance of a covenant in the Indenture other than for the payment of the principal of or premium, if any, or interest on any Debt Security of such series or the deposit of any sinking fund payment with respect to the Debt Securities of such series. For the purpose of the provision described in this paragraph, the term default with respect to any series of Outstanding Debt Securities means any event which is, or after notice or lapse of time or both would become, an "Event of Default" specified in the Indenture with respect to Debt Securities of such series. (Section 602)

     The Indenture will contain a provision entitling the Trustee to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power vested in it under the Indenture at the request or direction of the Holders of such series of Debt Securities. (Section 603) The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act. (Section 601) The Indenture will provide that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; provided, that the Trustee may decline to act if: (a) such direction is contrary to law or the Indenture; or (b) the Trustee in good faith determines that the action so directed would involve the Trustee in personal liability for which it has not been adequately indemnified or would be unduly prejudicial to Holders not joining in such direction. (Section 512)

     The Indenture will include a covenant that International will file annually with the Trustee a certificate concerning its compliance with the Indenture. (Section 1007)

Modification of the Indenture and Waiver of Covenants

     Modifications and amendments may be made by International and the Trustee to the Indenture, without the consent of any Holder of any Debt Security of any series, to add covenants and Events of Default, and to make provisions with respect to other matters and issues arising under the Indenture, provided that any such provision does not adversely affect the rights of the Holders of Debt Securities of any series in any material respect. (Section 901)

     The Indenture will contain provisions permitting International and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof, the premium, if any, thereon or the rate of interest thereon, of any Debt Security of any series, (b) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902). The Indenture also permits International to omit compliance with certain covenants in the Indenture with respect to the Debt Securities of any series upon waiver by the Holders of at least a majority in principal amount of Outstanding Debt Securities of such series. (Section 1008)

Consolidation, Merger and Sale of Assets

     International may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person and International may not permit any Person to consolidate with or merge into International, unless: (a) in case International consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which International is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of International substantially as an entirety is a corporation, partnership or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes International's obligations on the Outstanding Debt Securities and under the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which is an obligation of the successor Person or becomes an obligation of International or a Subsidiary as a result of such transaction as having been incurred by International or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would have happened and be continuing; (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of International would become subject to a lien which would not be permitted by the Indenture, International or such successor Person, as the case may be, takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby; and (d) International delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with the transaction, such supplemental indenture complies with the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Book-Entry Securities

     The following description of Book-Entry Securities will apply to any series of Debt Securities issued in whole or in part in the form of a Global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

     Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by one or more Global Securities. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Exchange Act. The Global Security will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interests in a Global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold beneficial interests through participants. In addition, ownership of beneficial interests by participants in such a Global Security only will be evidenced by, and the transfer of those ownership interests only will be effected through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such a Global Security by persons that hold through participants only will be evidenced by, and the transfer of those ownership interests within such participant only will be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Payment of principal of and any premium and interest on Book-Entry Securities represented by a Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Book-Entry Securities. None of International, the Trustee or any agent of International or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in a Global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     No Global Security described above may be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee of the Depositary to a successor Depositary or a nominee of such successor Depositary.

     A Global Security representing Book-Entry Securities is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, if (a) the Depositary notifies International that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) International in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of such series. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and, unless otherwise specified in the Prospectus Supplement relating thereto, in denominations of $1,000 and integral multiples thereof. Such definitive Debt Securities will be registered in the name or names of such person or persons as the Depositary instructs the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

     Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture and no Global Security representing Book-Entry Securities will be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. International understands that under existing industry practices in the event that International requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Discharge or Defeasance of Debt Securities in Certain Circumstances

     Defeasance and Discharge. The Indenture will cease to be of further effect (except as to any surviving rights for the registration of the transfer or exchange of Debt Securities expressly provided for in the Indenture) if: (a) all Outstanding Debt Securities (other than destroyed, lost or stolen Debt Securities which have been replaced or paid and Debt Securities, the payment for which has been held in trust and thereafter repaid to International or discharged from such trust) have been delivered to the Trustee for cancellation or (b) (1) all Debt Securities not previously delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and (2) International has deposited with the Trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the Outstanding Debt Securities for principal and any premium and interest to the date of such deposit or to maturity or redemption, as the case may be. Such trust may only be established if (a) International has paid or caused to be paid all other sums payable by International under the Indenture and (b) International has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

     The Indenture will provide that the terms of any series of Debt Securities may provide International with the option to discharge its indebtedness represented by such series of Debt Securities or to cease to be obligated to comply with certain covenants under the Indenture. International, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, Debt Securities of such series at the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such trust may only be established if (a) in the case of Debt Securities of any series which are then listed on the New York Stock Exchange, International has delivered to the Trustee an opinion of counsel, stating that International's exercise of this defeasance option will not cause the Debt Securities to be delisted; (b) no Event of Default or event (including such deposit in trust) that with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of a series has occurred and is continuing on the date of such deposit; (c) International has delivered to the Trustee (1) an opinion of counsel, stating that the Holders of Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of International's exercise of this defeasance option and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if International had not exercised this option and (2) in the case of Debt Securities of such series being discharged, either a private letter ruling to that effect received from the U.S. Internal Revenue Service (the "IRS") or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS or evidence of a change in applicable Federal income tax law occurring after the date of the Indenture; and
(d) if International is to be discharged with respect to Debt Securities of such series, no Event of Default or event that with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series has occurred and is continuing at any time during the period ending on the 123rd day after the date of deposit by International. (Section 1302) In the event International exercises this option and the Debt Securities of a series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay the amounts due on the Debt Securities of a series at the time of their maturity but may not be sufficient to pay the amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, International will remain liable for such payments.

Trustee

     The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Securities for which it is Trustee.


                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus the authorized capital stock of the Company consists of 250,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock. As of such date there are 89,986,197 shares of Class A Common Stock outstanding and 14,990,000 shares of Class B Common Stock outstanding. See "Risk Factors--Control by Hollinger Inc. and Disproportionate Voting Rights."

Class A and Class B Common Stock

     Voting Rights. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock and Class B Common Stock are not entitled to vote cumulatively for the election of Directors. Hollinger Inc. presently retains, by virtue of its ownership of all outstanding shares of Class B Common Stock, effective control of the Company through its ownership of 77.8% of the combined voting power of the outstanding Common Stock.

     Directors may be removed with or without cause by the holders of the Common Stock. A vacancy on the Board created by the removal or resignation of a Director or by the expansion of the authorized number of Directors may be filled by the remaining Directors then in office.

     The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     Dividends. Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company. Under the Delaware General Corporation Law, the

Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. Under the Delaware General Corporation Law, surplus is defined as the excess, if any, at any given time, of the net assets of the Company over the amount determined to be capital. Capital represents the aggregate par value of the Company's capital stock. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to any amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of the Company (other than Class A Common Stock or Class B Common Stock) or other property will be paid equally, share for share, on the Class A Common Stock and Class B Common Stock. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock and dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a simultaneous dividend or distribution on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a simultaneous dividend or distribution on the Class A Common Stock. Pursuant to any such dividend or distribution, each share of Class B Common Stock will receive a number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock.

     Transferability and Convertibility of Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and is transferable by Hollinger Inc. to a subsidiary or an affiliate. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of by Hollinger Inc. or a subsequent permitted transferee to any third party (other than a subsidiary or an affiliate of Hollinger Inc. or such subsequent permitted transferee) unless such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by the holder of the Class B Common Stock. Any such offer shall be subject to the requirements of applicable securities laws.

     Any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the transfer restrictions described in the foregoing paragraph. In the event that shares of Class B Common Stock are so pledged, the pledged shares shall not be converted automatically into Class A Common Stock. However, if any such pledged shares become subject to any foreclosure, realization or other similar action of the pledgee, they shall be converted automatically into shares of Class A Common Stock unless they are sold in a permitted transaction. Hollinger Inc. has pledged all shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and the Southam Facility.

     Other Provisions. There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to either class, nor is the Class A Common Stock or the Class B Common Stock subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of the Offerings will be, legally issued, fully paid and nonassessable.

     In the event of the liquidation, dissolution or winding up of the Company, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

     Listing of Class A Common Stock. The Class A Common Stock is listed on the New York Stock Exchange under the trading symbol "HLR."

Preferred Stock

     The Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), authorizes the issuance of up to 20,000,000 shares of Preferred Stock. The Board of Directors has the authority under the Restated Certificate to establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights with respect to such Preferred Stock without the approval of the Company's stockholders.

PRIDES and Series B Convertible Preferred Stock

     The PRIDES are depositary shares, each of which represents one-half of a share of Series B Convertible Preferred Stock. Holders of PRIDES are entitled to vote with holders of Common Stock on the basis of 4/5 of a vote for each half share of Series B Convertible Preferred Stock held. The Series B Convertible Preferred Stock ranks senior in right and priority of payment to the Common Stock as to dividends or upon liquidation. The Series B Convertible Preferred Stock is convertible into shares of Class A Common Stock, as described below. In addition, the Company has the option to redeem the shares of Series B Convertible Preferred Stock, in whole or in part, at any time on or after August 1, 1999 and prior to the Mandatory Conversion Date. There are currently 706,469 PRIDES outstanding. The PRIDES are listed on the New York Stock Exchange under the trading symbol "HLRPrP".

     Holders of PRIDES will be entitled to receive quarterly cumulative dividends on the Series B Convertible Preferred Stock represented thereby at a rate of 9 3/4% per annum for each PRIDES. Dividends cease to accrue on the earlier of (i) the day immediately prior to the Mandatory Conversion Date or
(ii) the day immediately prior to the earlier redemption of the Series B Convertible Preferred Stock.

     On the Mandatory Conversion Date, unless previously redeemed or converted, each half share of Series B Convertible Preferred Stock represented by outstanding PRIDES will mandatorily convert into (i) one share of Class A Common Stock, subject to adjustment in certain events, (ii) cash in lieu of fractional shares of Class A Common Stock and (iii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date).

     Shares of Series B Convertible Preferred Stock represented by PRIDES are not redeemable prior to August 1, 1999. At any time and from time to time on or after August 1, 1999 until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of Series B Convertible Preferred Stock represented by PRIDES. Upon any such redemption, each holder will receive, in exchange for each half share of Series B Convertible Preferred Stock represented by PRIDES, a number of shares of Class A Common Stock equal to the sum of (i) $9.988 declining to $9.750 on the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) divided by the current market price for shares of Class A Common Stock on the applicable date of determination, but in no event less than .8439 of a share of Class A Common Stock, subject to adjustment.

     At any time prior to the Mandatory Conversion Date, unless previously redeemed, each half share of Series B Convertible Preferred Stock represented by a PRIDES is convertible at the option of the holder thereof into .8439 of a share of Class A Common Stock, equivalent to a conversion price of $11.55 per share of Class A Common Stock, subject to adjustment.

Series C Convertible Preferred Stock

     The Series C Convertible Preferred Stock ranks senior in right and priority of payment to the Common Stock and pari passu with the PRIDES as to dividends or upon liquidation. Holders of Series C Convertible Preferred Stock are entitled to vote with holders of common stock on the basis of ten votes for each share of Series C Convertible Preferred Stock held. The Series C Convertible Preferred Stock is convertible into shares of Class A Common Stock, as described below. In addition, the Company has the option to redeem the shares of Series C Convertible Preferred Stock, in whole or in part, at any time on or after June 1, 1999 and prior to June 1, 2001 (the "Mandatory Conversion Date"). There are currently 1,658,818 shares of Series C Convertible Preferred Stock outstanding, of which 50% are owned by Hollinger Inc. and a subsidiary of Hollinger Inc.

     Holders of shares of Series C Convertible Preferred Stock will be entitled to receive quarterly cumulative dividends at a rate of 9.5% per annum on the stated liquidation amount per share. Dividends cease to accrue on the earlier of
(i) the day immediately prior to the Mandatory Conversion Date or (ii) the day immediately prior to the earlier redemption or conversion of the Series C Convertible Preferred Stock.

     On the Mandatory Conversion Date, unless previously redeemed or converted, each share of Series C Convertible Preferred Stock will mandatorily convert into
(i) one share of Class A Common Stock, subject to adjustment in certain events,
(ii) cash in lieu of fractional shares of Class A Common Stock and (iii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date).

     Shares of Series C Convertible Preferred Stock are not redeemable prior to June 1, 2000. At any time and from time to time on or after June 1, 2000, until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of Series C Convertible Preferred Stock. Upon any such redemption, each holder will receive, in exchange for each share of Series C Convertible Preferred Stock, a number of shares of Class A Common Stock equal to the sum of (i) $111.15 declining to $108.51 on the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) divided by the current market price for shares of Class A Common Stock on the applicable date of determination, but in no event less than 8.503 of a shares of Class A Common Stock, subject to adjustment.

     At any time prior to the Mandatory Conversion Date, unless previously redeemed, each share of Series C Convertible Preferred Stock is convertible at the option of the holder thereof into 8.503 shares of Class A Common Stock, equivalent to a conversion price of $9.226 per share of Class A Common Stock, subject to adjustment.

Series D Convertible Preferred Stock

     The Series D Convertible Preferred Stock is non-voting and is entitled to receive cumulative cash dividends, payable quarterly. The amount of each quarterly dividend per share will be equal to the aggregate amount of ordinary course cash dividends paid during the preceding calendar quarter on 7,395,000 of the Southam Inc. shares held by Hollinger Canadian Publishing Holdings Inc., divided by 739,500. There are currently 739,500 shares of Series D Convertible Preferred Stock outstanding, all of which is owned by a subsidiary of Hollinger Inc.

     The Series D Convertible Preferred Stock is redeemable in whole or in part, at any time by the Company or a holder of such shares, subject to restrictions in the Company's credit facilities In addition, the Company is not obligated to redeem the Series D Convertible Preferred Stock held by Hollinger Inc. in the event that clear legal title to the shares of Southam Inc. previously transferred by Hollinger Inc. on or prior to April 1, 1999 is not delivered to Hollinger Canadian Publishing Holdings Inc. the redemption price per share will be Cdn.$146.63 ($102.63 based on December 31, 1997 exchange rates) plus accrued dividends.

     A holder of shares of the Series D Convertible Preferred Securities may convert such shares at any time into shares of Class A Common Stock of the Company. The conversion price will initially be $14.00 per share of class A Common Stock, subject to adjustment upon the occurrence of certain events.

Certain Anti-Takeover Considerations

     The Company's Restated Certificate and Amended and Restated By-laws (the "By-laws") contain certain provisions that could make more difficult a change in control of the Company not having approval of the Board of Directors. The Restated Certificate authorizes the issuance of "blank check" Preferred Stock. The Board of Directors may establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights relating to such Preferred Stock, all or some of which may be senior to the Common Stock, without the approval of the Company's stockholders. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Issuance of Preferred Stock, however, may be subject to certain rules of the Nasdaq Stock Market and upon listing with the New York Stock Exchange to certain rules of that exchange. The Company's By-laws also provide that a special meeting of the stockholders of the Company may only be called by the Board of Directors, a duly designated committee of the Board of Directors, the Chairman of the Board of Directors, or the President of the Company. No other person may call a special meeting of the stockholders.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. The Company's Notes contain a provision that upon a change of control (as defined in the indenture relating thereto), each holder will have the right to require that Publishing purchase all or any portion of such holder's Notes.

Certain transactions with the Company may be subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain "business combinations" between an "interested stockholder" and a corporation for three years after a stockholder becomes interested, unless one of the statute's exceptions applies. Section 203(c)(5) defines an interested stockholder as a person, broadly defined to include a group, who owns at least 15% of a company's outstanding voting stock. The statute defines business combinations expansively to include any merger or consolidation of, with, or caused by the interested stockholder. Section 203(a) provides three exceptions to the business combination prohibition. First, there is no constraint if the interested stockholder obtains prior board approval for the business combination or the transaction resulting in ownership of 15% of the target's voting stock. Second, the statute does not apply if, in completing the transaction that crosses the 15% threshold, the stockholder becomes the owner of 85% of the corporation's voting stock outstanding as of the time the transaction commenced. Any shares owned by directors who are officers, and shares owned by certain stock option plans are excluded from the calculation. This exception applies most particularly to a tender offeror who has less than 15% of the target's stock and receives tenders that satisfy the 85% requirement. Finally, the statute does not apply if the interested stockholder's business combination is approved by the board of directors and affirmed by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                              PLAN OF DISTRIBUTION

     The Company and any selling shareholder may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities in any lawful manner to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Securities."

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or any selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or any selling shareholder to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Shares of Class A Common Stock may be offered or sold hereunder in connection with the settlement (in whole or in part) of forward purchase contracts entered into from time to time by the Company with one or more financial institutions. Such shares may be acquired from the Company or affiliates of the Company or otherwise in accordance with such forward purchase contracts or may be acquired in open market purchase transactions effected by such financial institutions. In connection with any such sales, such financial institutions may be deemed to be underwriters or may be deemed to be selling shareholders with respect to the shares sold by them. In either such case, a Prospectus Supplement will set forth, as required, information with respect to the identity of the underwriter or selling shareholder, the amount of shares being sold, the aggregate number of shares held by any such financial institution before and after the sale thereof and any material arrangements between the Company and such financial institutions within the past three years.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Cravath, Swaine & Moore. Certain legal matters relating to the Securities offered hereby will be passed upon for any underwriter, dealer or agent by its legal counsel.

                                     EXPERTS

     The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy, information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxies, information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. the Company's Proxy Statement for the Annual Meeting of Stockholders held May 6, 1998;

     3. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     4. the Company's Current Report on Form 8-K dated January 27, 1998; and

     5. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus or any Prospectus Supplement and prior to the termination of the offering made by this Prospectus or any Prospectus Supplement shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number (312) 321-2299.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY,THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS

     PROSPECTUS SUPPLEMENT                Page
     ---------------------                ----
Selling Stockholders....................  S-2
Use of Proceeds.........................  S-4
Plan of Distribution....................  S-4
Forward-Looking Statements..............  S-5

          PROSPECTUS                      Page
          ----------                      ----
The Company............................    2
Risk Factors...........................    2
Use of Proceeds........................    5
Ratio of Earnings to Fixed Charges.....    6
Description of the Debt Securities.....    6
Description of Capital Stock...........   11
Plan of Distribution...................   15
Legal Matters..........................   15
Experts................................   16
Available Information..................   16
Incorporation of Certain
  Documents by Reference...............   16

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                                9,504,220 Shares

                          HOLLINGER INTERNATIONAL INC.

                              Class A Common Stock

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                             PROSPECTUS SUPPLEMENT

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                                December 9, 2002

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